UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 13, 2009
ASHTON WOODS USA L.L.C.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-129906 (Commission File Number)	75-2721881 (IRS Employer Identification No.)
1405 Old Alabama Road
Suite 200
Roswell, GA 30076
(Address of Principal
Executive Offices)
(770) 998-9663
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-10.2
EX-99.1

Item 1.01 Entry into a Material Definitive Agreement.
     On January 13, 2009, in connection with its proposed financial restructuring (the “Restructuring”), Ashton Woods USA L.L.C. (the “Company”) entered into a Fourth Amendment to First Amended and Restated Credit Agreement (the “Credit Facility Amendments”) with the lenders party thereto, Wachovia Bank, National Association, as agent, and the guarantors party thereto, which amends certain terms of the First Amended and Restated Credit Agreement dated as of December 16, 2005, as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of January 11, 2007, Second Amendment to First Amended and Restated Credit Agreement dated June 15, 2007 and Third Amendment to First Amended and Restated Credit Agreement dated as of December 20, 2007 (the “Senior Credit Facility”).
     The effectiveness of the Credit Facility Amendments is based upon, and subject to satisfaction on or before February 20, 2009 of, certain terms and conditions including, without limitation, (i) collateral documentation, (ii) the delivery of collateral due diligence in satisfaction of the Secured Borrowing Base Requirements (other than the Appraisal Requirement), in each case as described below, (iii) the effectiveness of a satisfactory restructuring of the Company’s 9.5% Senior Subordinated Notes due 2015 (the “Old Notes”) as described below, (iv) receipt of a $20.0 million investment in the Company (the “Equity Investment”) by its existing equity holders or an affiliate of such holders (the “Equity Sponsors”), (v) repayment of all outstanding amounts under the secured bridge loan made to the Company by an entity affiliated with one or more of the Equity Sponsors in the aggregate principal amount of up to $5.0 million (the “Bridge Loan”) prior to or concurrent with effectiveness, and (vi) no defaults or events of default existing upon the effectiveness of the Credit Facility Amendments. The Equity Sponsors have agreed with the Company and certain holders of the Old Notes that they will make the Equity Investment on or prior to the consummation of the Restructuring.
     The following is a summary of the material changes under the Credit Facility Amendments:
     • reduction of the facility size from a $250 million senior credit facility to a $95 million senior secured credit facility (the “Amended Senior Credit Facility”);
     • a change in security status from unsecured to a first priority perfected lien on all of the Company’s and its subsidiaries’ assets, including (a) all existing homebuilding assets of the Company and its subsidiaries on the effective date of the Credit Facility Amendments, (b) all additional homebuilding assets acquired thereafter, (c) substantially all personal property and intangible assets, owned as of the effective date of the Credit Facility Amendments or thereafter acquired, of the Company and its subsidiaries, and (d) cash (account control agreements required for depository accounts), as of the effective date or hereafter acquired of the Company and its subsidiaries, and a pledge of the Class A Membership Interests in the Company (which will be issued to the existing equity holder in connection with the Restructuring) by the direct holder thereof at the closing of the Restructuring;

     • borrowings under the Amended Senior Credit Facility are prohibited until (a) such time that the exchange offer and a satisfactory amendment to the Indenture pursuant to which the Old Notes were issued (the “Old Indenture”), based upon the terms and conditions previously agreed to by certain holders of the Old Notes, the Company and the Equity Sponsors, has been accepted by Holders representing at least 90% of the principal amount of the Old Notes and is effective pursuant to documentation satisfactory to the agent under the Senior Credit Facility (the “Agent”) and Required Lenders (as defined in the Amended Senior Credit Facility), and no default or event of default exists under the Old Notes (as amended, the “Amended Notes”) or the Company’s 11.0% senior subordinated notes due June 30, 2015 (the “New Notes”) issued in exchange for the Old Notes, and (b) all other conditions to effectiveness of the Credit Facility Amendments have been satisfied;
     • during the period from the effectiveness of the Credit Facility Amendments until such time that all Secured Borrowing Base Requirements (as described below) have been satisfied with respect to substantially all of the assets of the Company and its subsidiaries (the “Interim Borrowing Period”), the maximum amount of total borrowings and letters of credit outstanding at any time (“Total Outstandings”) shall be limited to $62.1 million (“Borrowing Cap”);
     • during the Interim Borrowing Period, the Company may borrow, repay and reborrow funds and issue new, and replace or renew existing, letters of credit under the Amended Senior Credit Facility (each such borrowing, reborrowing, issuance, replacement or renewal shall hereinafter be referred to as an “Interim Borrowing”), subject to the conditions to borrowings in the Amended Senior Credit Facility; provided that the Total Outstandings (before and after each Interim Borrowing) shall not exceed the Borrowing Cap;
     • the Borrowing Cap shall remain in effect throughout the Interim Borrowing Period, thereafter, borrowings under the Amended Senior Credit Facility shall be governed by Secured Borrowing Base Availability;
     • upon satisfaction of the Secured Borrowing Base Requirements with respect to substantially all of the assets of the Company and its subsidiaries, borrowings shall be governed by Secured Borrowing Base Availability, as determined by the following:

Advance Rate
Category	(at the lesser of actual cost or appraised value)
Cash (if pledged and segregated)	100%
Sold Units	70%
Specs/Models	65%
Finished Lots	55%
Land Under Development	45%
Raw Land	25%
If the Borrowing Base (calculated with the percentages shown above) is less than $95 million, the percentage above for Sold Units shall be increased to 80% and if, after such adjustment, the Borrowing Base remains below $95 million, then the percentage for Specs/Models shown above shall be increased to 70%.

     • certain Borrowing Base Limitations have been modified to provide that (a) land components shall not exceed 45% of availability, (b) model and speculative housing units shall not exceed 40% of the total of models, speculative housing and presold housing units included in the borrowing base, and (c) condo units shall not exceed 20% of availability from all units; and
     • the Secured Borrowing Base assets shall satisfy lender imposed requirements, including, without limitation: perfected lien in favor of the Agent for the benefit of lenders on Borrowing Base assets, FIRREA compliant appraisals, title insurance, environmental reports, flood zone determinations, surveys, property insurance and such other items as may be required by law or regulation or that arise after additional due diligence, in each case to the extent reasonably requested by and satisfactory to the Agent.
     As a condition to effectiveness of the Credit Facility Amendments, the Company and its subsidiaries will be required to execute mortgages representing all of the real estate assets of the Company and its subsidiaries, subject to such exceptions as may be approved by the Agent. The Agent will order appraisals, at the Company’s expense, as soon as practical after receiving the appropriate information from the Company and such values shall be reflected in the Secured Borrowing Base (the “Appraisal Requirement”).
     The Amended Senior Credit Facility will reflect the following modification to covenants:
     • elimination of the current leverage covenant;
     • the Minimum Tangible Net Worth (“MTNW”) covenant has been revised and MTNW shall be set at (i) 55% of the second fiscal quarter (November 30, 2008) actual tangible net worth, after giving effect for the pro forma adjustments related to the consummation of the Exchange Offer and Consent Solicitation (defined below) and Credit Facility Amendments, including, without limitation, (a) the gain realized from the exchange of the Old Notes, (b) the $20 million Equity Investment, and (c) an adjustment of up to $31 million representing the aggregate amount of interest payments on the New Notes which must be shown as a liability on the Company’s balance sheet, plus (ii) 50% of new equity after effectiveness of the Credit Facility Amendments (not to include the Equity Investment), plus (iii) 50% of positive net income after effectiveness of the Credit Facility Amendments;
     • the Interest Coverage covenant has been eliminated as a covenant and converted to a test pursuant to the Adjusted Cash Flow from Operations/Liquidity covenant;
     • the Adjusted Cash Flow from Operations/Liquidity covenant has been revised to provide that if the ratio of Adjusted Cash Flow from Operations to Interest Expense for more than one of the last four quarters is less than 1.50x (or one of such last four quarters is less than 1.25x) then liquidity must be equal to the greater of (i) $20 million if the current borrowing base is equal to or greater than $95 million, subject to certain assumptions, or $15 million, if the borrowing base is less than $95 million, or (ii) 1.50x interest incurred (excluding any imputed interest), based upon the most recent quarter ended calculated on an annualized basis. Notwithstanding the foregoing, during the Interim Borrowing Period, the liquidity requirement described above must be greater than or equal to $6 million;

     • the limitations on investments in loans or investments in joint ventures has been revised and such investments may not exceed $10 million;
     • distributions/dividends are only allowed to meet tax obligations on positive operating income, if applicable;
     • secured or other indebtedness is prohibited, other than (i) the Amended Notes and the New Notes, subject to the consummation of the Exchange Offer and Consent Solicitation, (ii) permitted liens, (iii) the Bridge Loan, from the Guarantors, or their equity holders (or an entity formed by any of the foregoing parties), and (iv) new permitted subordinated Indebtedness, which is subject to the following: (a) limited to $50 million principal amount in the aggregate, (b) unsecured, (c) contractually subordinated to the Amended Senior Credit Facility pursuant to a subordination agreement satisfactory to the Agent with no covenants or cross default to the Amended Senior Credit Facility, (d) a maturity date of the later of five (5) years from the date of issuance or 2 years from the then current maturity date of the Amended Senior Credit Facility, (e) the Amended Senior Credit Facility must contain cross default provisions with any new permitted subordinated indebtedness, (f) no cash interest or principal payments may be made on such indebtedness prior to indefeasible payment in full of the Amended Senior Credit Facility and (g) such other terms and conditions subject to the Agent approval;
     • except for amounts allowed in accordance with the consummation of the Exchange Offer and the Consent Solicitation and repurchases of Old Notes from proceeds of additional equity or additional indebtedness incurred as permitted by the Credit Facility Amendments, subordinated debt repurchases are prohibited;
     • land components of the collateral shall not exceed $115 million and shall not exceed at any time an amount representing the equivalent of 3.5 year’s supply beginning December 1, 2009 and 3.0 years supply beginning June 1, 2010 and thereafter. For purposes of calculating this covenant, the applicable year’s supply shall be determined by dividing the ending number of lots for the applicable period (as defined as total lots owned less lots owned in the Pinery subdivision and lots in backlog) by twice the total number of sales during the previous six months;
     • sales or transfers of ownership interests are permitted so long as existing owners and guarantors maintain at least 51% ownership and voting control; and
     • the Company shall not permit unrestricted cash and cash equivalents to exceed $5 million for more than three (3) consecutive business days, nor shall the Company borrow under the Amended Senior Credit Facility if prior to that borrowing cash exceeds $5 million, or as a result of that borrowing, cash would exceed the $5 million limit for more than three (3) consecutive business days (which will be a required representation for any borrowing request).
     The lenders have agreed to partial releases under certain parameters with a release payment of 100% of net proceeds on all asset sales.
     The Company and its subsidiaries shall at the closing of the Credit Facility Amendments, release and indemnify the Agent and lenders from any and all claims they may have against the Agent or lenders, which release shall be in form and substance satisfactory to the Agent.

     The pricing of the Senior Credit Facility has been changed to a flat LIBOR / ABR + 600 bps with an unused fee of 55 bps.
     There will be no change in the maturity date of the Senior Credit Facility.
     On January 14, 2009, the Company and Parkmount Land Development Inc., an entity affiliated with one or more of the Equity Sponsors (“Parkmount”), entered into a term loan agreement (the “Term Loan Agreement”) pursuant to which Parkmount will provide a secured bridge loan to the Company in the aggregate principal amount of up to $5.0 million (the “Bridge Loan”). Amounts under the Bridge Loan may be advanced to the Company from time to time upon request. The Bridge Loan will bear interest until paid at an annual rate equal to the LIBOR rate plus six percent (6%), as determined two days prior to the date of the term loan agreement. The Company will repay all amounts outstanding under the Bridge Loan upon the earlier to occur of (i) March 1, 2009, (ii) the date of the commencement of any case by or against the Company or any guarantor of the Bridge Loan under Chapter 7 or Chapter 11 of the Bankruptcy Code, or (iii) the closing of the transactions contemplated by the Restructuring, including the consummation of the exchange offer for the Old Notes. In connection with the term loan agreement, certain subsidiaries of the Company agreed to guarantee, jointly and severally, the obligations of the Company under the Bridge Loan. In addition, the Company and the guarantors agreed to pledge certain assets to Parkmount as further security for the Bridge Loan.
     Copies of the Credit Facility Amendments and the Term Loan Agreement are filed with this report as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.  The foregoing description of the Credit Facility Amendments and the Term Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable agreement.
Item 8.01 Other Events.
     On January 13, 2009, the Company issued a press release announcing the commencement of an exchange offer and consent solicitation with respect to its 9.5% Senior Subordinated Notes due 2015 and the entry into the Credit Facility Amendments. A copy of the press release is included as Exhibit 99.1 hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Fourth Amendment to First Amended and Restated Credit Agreement dated as of January 13, 2009, by and among the Company, the lenders party thereto, Wachovia Bank, National Association, as agent, and the guarantors party thereto.
10.2 Term Loan Agreement dated as of January 14, 2009 by and between the Company, as Borrower, and Parkmount Land Development Inc., as Lender.
99.1 Press release dated January 13, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHTON WOODS USA L.L.C.
Date: January 14, 2009	By:	/s/ Jerry Patava
Jerry Patava
Interim Chief Financial Officer